UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2009, Empire Resorts, Inc. (the “Company”) entered into an amended and restated agreement, dated as of April 8, 2009, (the “Consulting Agreement”) with Nima Asset Management LLC (“Nima”) pursuant to which Nima Asset Management LLC will provide the services of Eric Reehl, presently the Company’s chief restructuring officer, to serve as interim chief financial officer of the Company effective as of July 8, 2009 as well as continuing to serve as chief restructuring officer.  Mr. Reehl will assist in the Company’s efforts to identify, negotiate and secure additional debt and/or equity capital and will coordinate the Company’s restructuring efforts.  The Company shall pay Nima a retainer of $20,000 per month for a term of six (6) months (the “Retainer”) from April 8, 2009, to continue on a monthly basis unless terminated by either party on 30-days notice.  In the event that the Company achieves, exchanges or otherwise modifies or resolves conclusively all first and second mortgage indebtedness of the Company before September 30, 2009, the Company shall issue to Nima (or its designee) $300,000 reduced by any portion of the Retainer previously paid to Nima.

The foregoing summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of such agreement which is filed herewith as Exhibit 99.1 and is incorporated herein by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Amended and Restated Letter Agreement, dated as of April 8, 2009, between Empire Resorts, Inc. and Nima Asset Management LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: July 9, 2009	By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer